Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of PressLogic Inc.:

We hereby consent to the inclusion in this Amendment No. 1 to the Form F-1 Registration Statement of PressLogic Inc. (the “Company”) of our report dated May 9, 2025, except Note 15, as to which the date is July 9, 2025, with respect to the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, which appears in this Amendment No. 1 to the Form F-1 Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

October 14, 2025